EXHIBIT 99.1
                                 ------------


To Our Shareholders:

      A Notice and a Proxy Statement and Prospectus for a Special Meeting in Lieu of the Regular Annual Meeting of the Shareholders of the Bank to be held at 10:00 A.M., local time, on May 23, 1998 are set forth on the following pages.

      The purpose of this meeting, in addition to our regular business, is to vote upon the plan for the establishment of a one-bank holding company. Under the plan, Gloucester Bank & Trust Company (the "Bank") will become a wholly-owned subsidiary of a new corporation, GBT Bancorp (the "Holding Company"), which has been formed under the laws of the Commonwealth of Massachusetts. Upon consummation of the plan, each share of Common Stock of the Bank, $5.00 par value, will be converted into seven shares of Common Stock of the Holding Company, no par value, so that each shareholder of the Bank will have the same percentage of ownership interest in the Holding Company as previously held in the Bank. The Holding Company will have the same Directors and executive management as the Bank. Full information about the plan is contained in the accompanying Proxy Statement and Prospectus.

      Your Board of Directors recommends your approval of this plan, which in their opinion will provide additional flexibility in organization and operations and thus enhance the Bank's ability to provide a broad range of financial services to the benefit of both our customers and our shareholders. Any expansion of the Bank's current operations through the medium of the Holding Company must comply with the provisions of the Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System. Generally, a bank holding company may engage only in activities which are closely related to banking.

      Approval of this Holding Company plan requires a favorable vote of holders of two-thirds of the outstanding Common Stock of the Bank. In addition, consummation of the plan requires approval of bank regulatory agencies and other governmental agencies.

      Please sign and date the enclosed proxy and return it in the enclosed envelope as promptly as possible. It is hoped you will be able to attend the meeting, and, if you do, you may vote your stock in person if you wish, even though you have previously sent your proxy.

                                       Sincerely yours,


                                       David L. Marsh
                                       President


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